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EXHIBIT 21

Subsidiaries of the Registrant

  Parent

        First Federal Financial Corporation of Kentucky

Subsidiaries	State of Incorporation	Percentage Owned
First Federal Savings Bank of Elizabethtown	Kentucky	100%
First Service Corporation of Elizabethtown (a)	Kentucky	100%
First Heartland Mortgage of Elizabethtown (a)	Kentucky	100%
First Federal Office Park, LLC (a)	Kentucky	100%

(a)
Wholly-owned subsidiaries of First Federal Savings Bank of Elizabethtown.

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Subsidiaries of the Registrant